EXHIBIT 10.3

                  TITLE OF AGREEMENT: PT 523 License Agreement

                                 EFFECTIVE DATE:

                                    PARTIES:

                                    LICENSOR

                       Dana-Farber Cancer Institute, Inc.
                                44 Binney Street
                           Boston, Massachusetts 02115
                                       and
                                Ash Stevens, Inc.
                           5861 John C. Lodge Freeway
                            Detroit, Michigan, 48202

                                    LICENSEE

                          Hudson Health Sciences, Inc.
                               787 Seventh Avenue
                                   48th Floor
                            New York, New York 10019

                               DFCI AGREEMENT NO.:

                           EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement, including all attachments, (hereinafter called "Agreement"), effective as of December 19, 2002 ("Effective Date"), is between the Dana-Farber Cancer Institute, Inc., a Massachusetts non-profit organization having a principal place of business at 44 Binney Street, Boston, Massachusetts, 02115 ("DFCI") and Ash Steven, Inc., a corporation having a place of business at 5861 John C. Lodge Freeway, Detroit, Michigan, 48202 ("ASH, and together with DFCI, the "Licensor") and Hudson Health Sciences, Inc., a Delaware corporation having a principal place of business at 787 Seventh Avenue, New York, NY 10019 ("Licensee").

         WHEREAS, DFCI and ASH are either sole or joint owners under certain Patent Rights as defined below; and

         WHEREAS, pursuant to a Patent Management Agreement effective February 1st 2002, Licensors agreed DFCI shall act as ASH'S sole and exclusive agent for the licensing of such Patent Rights ; and

         WHEREAS, Licensor desires to have the rights used to promote the public interest by granting a royalty bearing, worldwide, exclusive license to the Subject Technology to LICENSEE on the terms set forth herein; and

         WHEREAS, Licensee, having represented to Licensor that it has the financial capacity, strategic commitment, capabilities and/or experience to develop, produce, market and sell resultant products, desires to obtain said exclusive license under the Subject Technology.

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

                            ARTICLE 1 -- DEFINITIONS

1.1 "Affiliate" means any company, corporation or other business entity that is controlled by, controlling, or under common control with Licensee. For this purpose "control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of the company, corporation or other business or having the right to direct, appoint or remove a majority of members of its board of directors (or their equivalents) or having the power to control the general management of the company, corporation or other business, by law or contract.

1.2 "Confidential Information" of Licensor shall mean all technical reports, data or information disclosed by Licensee which is in writing and marked "Confidential", "Proprietary" or the like, or, if disclosed orally, is indicated as confidential at the time of disclosure and is confirmed as confidential in writing within thirty (30) days after such disclosure.


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1.3      "Field of Use" means all commercial and non-commercial uses.

1.4 "First Commercial Sale" means the initial transfer of Licensed Product by or on behalf of Licensee, an Affiliate or Sublicensee for cash or non-cash consideration to which a fair market value can be assigned for purposes of determining Net Sales.

1.5 "New Inventions" means any potential new invention disclosed for example through an invention disclosure or a draft manuscript after the Effective Date of this Agreement, which Inventors have an obligation to assign to Licensor that arises from research by the Inventor(s) which is specifically directed to the Subject Technology.

1.6 "Know-how" shall mean all technology, cell lines, biological materials, compounds, know-how, methods, documents, materials, formulations, materials, data, drawings and sketches, designs, testing and test results, regulatory information of a like nature and all Confidential Information related to PT523 which was developed as of the Effective Date in the laboratories or under the direction of Andre Rosowsky and Henry B. Bader, employees of DFCI and Peter Blumbergs and Ming-Teh Lin, employees of ASH (hereinafter called "Inventors"), owned by any of the Licensor, which the Licensors have the legal right to disclose and license to the Licensee.

1.7 "Licensed Process" means any process covered in whole or in part by an issued, unexpired claim or a pending claim covered by the Patent Rights or which incorporates or uses the Know-how in whole or in part.

1.8      "Licensed Product(s)" shall mean:

                  (A) any product that is covered in whole or in part by a valid and unexpired claim or pending claim contained in the Patent Rights in the country in which the product is made, used, leased or sold; or

                  (B) any product that is manufactured or used according to a Licensed Process.

1.9 "Net Sales" means the gross income which is paid by unrelated third parties to Licensee or Sublicensees for the sale of Licensed Products under this Agreement in bona fide arms-length transactions less the following deductions, which may not exceed reasonable and customary amounts in the country in which the transaction occurs:

                  (A) Transportation charges or allowances actually paid or granted;

                  (B) Trade, quantity, cash or other discounts and brokers' or agents' commissions, if any, actually allowed and taken;

                  (C) Credits or allowances made or given on account of rejects, returns or retroactive price reductions for any amount not collected that are specifically identifiable to Licensed Products;

                  (D) Any tax or governmental charge directly on sale or transportation, use or delivery of products paid by a licensed entity and not recovered from the purchaser.

         Net Sales shall include the fair market value of any non-cash consideration from sale of Licensed Products received by Licensee, its Affiliates or Sublicensees. Licensed Products are considered "sold" when billed, invoiced or payment is received, whichever occurs first.

1.10 "Patent Rights" means (1) United States Patent No. 4,767,761 (DFCI #111) entitled "Ornithine Derivatives and their Use as Methotrexate Resistant Cell Inhibitors", solely owned by DFCI, which issued on August 30, 1988 and any reissues, reexaminations or extensions of the patent and (2) United States Provisional Patent Application, Serial No. 60/376,615, (DFCI #774) entitled "Pharmaceutically Active Ornithine Derivatives, Ammonium Salts Thereof and Methods of Making Same" filed on April 30, 2002 and applications derived therefrom, including continuations, any claim(s) in any continuation-in-part to the extent that the claims are directed to subject matter specifically described in USSN 60/376,615 and entitled to the priority date of the application under 35 U.S.C. ss.120, divisionals, substitutions, and any patents issuing thereon; any reissues, reexaminations or extensions of the patents; and any foreign counterparts of the patent application. Patent application, Serial No. 60/376,615, is jointly owned between DFCI and ASH and is the subject of a Patent Management Agreement signed February 1, 2002. Patent Rights existing on the Effective Date are listed on
         Schedule 1.

1.11 "Parties" shall mean Licensee and Licensor, individually or collectively.

1.12 "Sale" or "Sold" means any grant, sale, lease, assignment, transfer, conveyance or other disposition of Licensed Products for value by or on behalf of Licensee, any Affiliate(s) or Sublicensee(s).

1.13 "Sublicensee" means any natural person or legal entity, which is not an Affiliate, to which Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.14 "Subject Technology" shall mean Patent Rights and Know-how individually or collectively.

1.15     "Territory" means worldwide

         ARTICLE 2 -- GRANT OF LICENSES, RESERVED RIGHTS, SUBLICENSING,
                            GRANT BACKS, AND OPTIONS

2.1 LICENSE GRANTS. Subject to all of the terms and conditions of this Agreement and the non-exclusive license granted to the United States government, Licensor grants to Licensee an exclusive worldwide license in the Field of Use to utilize the Subject Technology, and to make, have made, use, lease and/or sell the Licensed Products and to practice the Licensed Processes, during the term of this Agreement, unless sooner terminated as hereinafter provided.

2.2 To Licensor's knowledge and belief, as of the Effective Date, DFCI has exclusive right, title, and interest in and to US Patent No. 4,767,761. To Licensor's knowledge and belief, said patent is free and clear of all liens, charges, encumbrances and rights of third parties. Licensor has received the assignment of each of the Inventors of any of their right, title, and interest in and to Patent Application No. 60/376,615 to Licensors. To the Office of Research and Technology Ventures' knowledge and belief and to Ash Stevens, Inc.'s knowledge and belief there are no licenses, options, restrictions, liens, disputes, or legal proceedings relating to the rights granted to the Licensee under this Agreement.

2.3      Licensor has the authority to issue licenses under Patent Rights.

2.4 To Licensor's knowledge and belief, as of the Effective Date, without independent investigation, there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the Patent Rights.

2.5 AFFILIATES. Licensee is entitled to extend its exclusive, worldwide licenses under this Article 2 to its Affiliates, subject to Article 2.6 and consistent with all of the terms and conditions of this Agreement. If Licensee does extend its license and an Affiliate assumes obligations under the Agreement, Licensee guarantees performance, under this Agreement, by the Affiliate. If Licensor has a claim arising under this Agreement against an Affiliate, Licensor may seek a remedy directly against Licensee and may, but is not is not required to, seek a remedy against the Affiliate. Any termination of the Agreement under
         Article 8 as to Licensee also constitutes termination as to any Affiliates.

2.6 NO IMPLIED LICENSES. Except for the patents contained in the Patent Rights and Improvements, this Agreement confers no license or rights by implication, estoppel or otherwise under any other patent applications or patents owned in whole or in part by Licensor.

2.7 DFCI'S RESERVED RIGHTS. The licenses granted by Licensor are subject to the following reserved rights.

         2.7.1 The rights of the United States of America, as set forth in Public laws 96-517 and 98-620, the regulations promulgated thereunder, and the policy of any funding agencies. Any rights granted hereunder, which are greater than permitted by Public Laws 96-517 and 98-620, are subject to modification as required to conform to the provisions of those statutes;

         2.7.2 DFCI's right to make and use the Subject Technology in the Field of Use solely for its own non-commercial research purposes; and

         2.7.3 DFCI's right to conduct pre-clinical and clinical trials of the Subject Technology, provided that DFCI first obtain the prior written consent of the Licensee.

         2.7.4 DFCI's right to supply Know-how and grant non-exclusive, non-transferable licenses under Subject Technology to other organizations academic, governmental or not-for-profit organizations to make and use Subject Technology for non-commercial research purposes in the Field of Use and not for use in human subjects, clinical trials or for diagnostic purposes involving human subjects. DFCI agrees that during the two year period following the Effective Date, that it will use its reasonable best efforts to provide notice to Licensee of any transfer described in this paragraph 2.7.4 to the extent that DFCI's Office of Research and Technology Ventures has knowledge of such transfer.

2.8 SUBLICENSES. Licensee has the right to grant sublicenses under this Agreement consistent with the terms and conditions of this Agreement. Licensee shall be responsible for its Sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of Licensee hereunder.

         2.8.1 NOTICE. Licensee shall promptly notify Licensor in writing of the identity and address of any Sublicensee with whom it concludes a sublicense agreement, under this Agreement, and shall supply Licensor with a copy of each sublicense agreement at the specified address in Article 11. Such copy shall be postmarked within thirty days of the execution of the sublicense. Licensee shall also forward to Licensor annually a copy of the reports received by Licensee from its Sublicensee during the preceding twelve (12) month period under the sublicenses as shall be pertinent to (1) its operations under the sublicense and (2) a royalty accounting under the sublicense agreement.

         2.8.2 FORM AND CONTENT OF SUBLICENSES. Licensee shall issue any sublicense(s) granted by it under this Agreement in writing and shall attach a copy of this Agreement to all sublicenses.

                  Licensee shall include the equivalent of at least the following provisions in all sublicenses.

                  (A) Sublicensee shall use its commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as quickly as possible and shall report annually to Licensee on its operations under the sublicense.

                  (B) Sublicensee shall make payments due to Licensee in relation to Net Sales of Licensed Products in a timely manner, so that Licensee may comply with its obligations to make payments to Licensor as set forth in Articles 3 and 4 of this Agreement.

                  (C)      The terms and conditions of Section 2.7, paragraphs
                           4.2.1 and 4.2.2, Sections 5.2 - 5.5, Sections 6.1 and 6.2, Article 7, Sections 8.4.4 and Articles 9, 10 and 12 of this Agreement are binding on the Sublicensee.

                  (D) Sublicensees do not have the right to grant further sublicenses.

                  (E) No sublicense agreement concluded by Licensee under this Agreement shall contain any provision which would cause it to extend beyond the term of this Agreement.

         2.8.3 LICENSEE'S CONTINUING OBLIGATIONS. Nothing in this Section 2.8 may be construed to relieve Licensee of its obligations to Licensor under this Agreement, including but not limited to Licensee's obligations under Article 9.

2.9 LICENSE GRANT BACK. If Licensor receives a bona fide request from a third party for a license under the Patent Rights to develop a product in a field other than oncology, (the "New Product Opportunity") Licensor shall so notify Licensee and request that Licensee enter into good faith negotiations with the third party to grant a sublicense to the Patent Rights to such third party. If the New Product Opportunity is directly competitive with any Licensed Product then sold or under development by Licensee or a Sublicensee, or included in Licensee's annual strategic Development Plan then in force, Licensee may decline the Licensor's request to grant such sublicense. If the New Product Opportunity is not competitive with any Licensed Product ("Non-competing New Product Opportunity"), Licensee shall either (a) provide Licensor, within six months of Licensee receipt of Licensor's request, a plan for developing the Non-competing New Product Opportunity, such plan to be implemented within six (6) months of its submission to Licensor or (b) enter into good faith negotiations with the third party to grant a sublicense on commercially reasonable terms to allow such third party the ability to commercialize the Non-competing New Product Opportunity. If Licensee does not provide such plan to develop the Non-competing New Product Opportunity to Licensor or a sublicense has not been granted to the third party within twelve (12) months of the third party's request, Licensee shall grant back rights to Patent Rights to Licensor to sufficiently enable Licensor to grant a license to the third party to allow such third party to commercialize the Non-competing New Product Opportunity.

2.10     OPTION TO NEW INVENTIONS.

         2.10.1 During the 18 months following the Effective Date of this Agreement, Licensor shall promptly report, in writing, any New Invention to Licensee. All information given to Licensee by Licensor in accordance with this Section 2.10 will be deemed Confidential Information.

         2.10.2 Licensee shall have 45 days after receipt of report of New Invention to evaluate New Invention and notify Licensor in writing that it desires to license New Invention.

         2.10.3 Upon notification by Licensee of its desire to acquire rights to the New Invention, the Parties shall negotiate in good faith a reasonable license fee and upon receipt of such license fee by Licensor, Licensor will incorporate such New Invention under the Patent Rights through an amendment to this Agreement.

         2.10.4   If the Licensee fails to notify Licensor pursuant to Section
                  2.10.2 or if the Licensee decides not to acquire rights to the New Invention, Licensor shall have no further obligations to Licensee with respect to the New Invention.

           ARTICLE 3 -- CONSIDERATION - AMOUNTS AND TIME FOR PAYMENT

In partial consideration of the rights granted by Licensor to Licensee under this Agreement, Licensee shall make the following payments to Licensor according to this Article 3 and Article 4, on behalf of itself, any Affiliate(s) or Sublicensee(s).

3.1      REIMBURSEMENTS AND OTHER FINANCIAL CONSIDERATION.

         3.1.1 PATENT EXPENSES. Within thirty (30) days after the Effective Date, Licensee shall reimburse Licensor for all out-of-pocket expenses incurred and paid by Licensor as of the Effective Date for filing, prosecuting, maintaining and enforcing Patent Rights. Licensee acknowledges that, as of the Effective Date, the total amount of these patent expenses is Eleven Thousand Fifty Four dollars ($11,054).

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         3.1.2    INITIAL LICENSE FEE. Licensee shall pay to Licensor a
                  non-creditable, non-refundable license issue fee in the sum of One Hundred Thousand Dollars ($100,000.00), which is due and payable to Licensor within thirty (30) days of the Effective Date of the Agreement.

         3.1.3 MILESTONE PAYMENTS. With respect to each Licensed Product, Licensee shall make the following milestone payments to Licensor within 60 days of the occurrence of the following events, whether Licensee, an Affiliate or Sublicensee achieves the events.

------------------------------ ----------------------------------------------------------
        PAYMENT                                          EVENT
        AMOUNT
------------------------------ ----------------------------------------------------------
     $100,000                  upon  the  dosing  of the  first  patient  in a  Phase  I
                               clinical  trial  of  a  Licensed  Product  pursuant  to a
                               Licensee sponsored Investigational New Drug application
------------------------------ ----------------------------------------------------------
     $100,000                  upon  completion  of 50% of the  enrollment  of a Phase I
                               clinical trial of a Licensed Product
------------------------------ ----------------------------------------------------------
     $800,000                  upon initiation of a Phase III clinical trial  (including
                               a Phase II/III)
------------------------------ ----------------------------------------------------------
     $5,000,000                upon approval by FDA of a New Drug Application
------------------------------ ----------------------------------------------------------

         3.1.4 RUNNING ROYALTIES. During the term of this Agreement as set forth in Section 8.1, Licensee shall pay Licensor a non-refundable semi-annual royalty in an amount equal to three and one half percent (3.5%) of Net Sales by the Licensee, or any Affiliate of the Licensee, of the Licensed Products.

         3.1.5 SUBLICENSING RUNNING ROYALTIES. Licensee shall pay Licensor an amount equivalent to the sum Licensor would otherwise have received in running royalties if Licensed Products were sold directly by Licensee, under Article 3.1.4. Recording and payment of these royalties by Licensee must be made according to the provisions of Article 4.

         3.1.6 SUBLICENSING OR PARTNERING INCOME. The Licensee shall pay to Licensor an amount equal to twenty percent (20%) of fees or other non-royalty consideration received by Licensee from a Sublicensee as a result of the granting of a sublicense by the Licensee after the Effective Date of this Agreement but before the initiation of a Phase II clinical trial including payments of equity (other than in connection with a merger, acquisition, consolidation, reorganization or other transfer of all or substantially all of the Licensee's assets or business), received by Licensee from a Sublicensee in connection with a sublicense agreement. The Licensee shall pay to Licensor an amount equal to fifteen percent (15%) of such sublicense fees or other non-royalty consideration if the granting of such sublicense to the Subject Technology by the

                  Licensee occurs after the initiation of a Phase II clinical trial. Such fees shall include, but not be limited to:

                  (A) up front fees received by licensee for the granting of a sublicense;

                  (B) milestone payments (to the extent that Licensee receives payments for achieving milestones); provided, however, that the Licensor shall not be entitled to any milestone payments made to the Licensee to the extent that the Licensors would be otherwise entitled to a Milestone Payment pursuant to paragraph 3.1.3 above;

                  (C)      sublicense maintenance fees;

                  (D) any similar payments made by Sublicensees to either Licensee or its Affiliate on account of sublicenses granted under this Agreement.

                  Excluded from these royalty obligations are

                  (1) payments received by Licensee from Sublicensees in connection with a research and development program;

                  (2) the sale by the Licensee of debt or equity securities of the Licensee; and

                  (3)      royalties covered by Section 3.1.4 or 3.1.5 above.

                  Licensee shall pay these royalties to Licensor within 45 days of each calendar quarter in which the royalties are received by Licensee or its Affiliate from Sublicensees.

3.2 WAIVER OR DEFERRAL. Waiver or deferral by Licensor of any payment owed under any paragraph under Section 3.1 may not be construed as a waiver or deferral of any subsequent payment owed by Licensee to Licensor.

3.3 COMBINATION PACKAGES. If a Licensed Product is sold in a combination package or kit containing other active products or processes, then Net Sales for purposes of determining royalty payments on the combination package will be calculated using one of the following methods, but the royalties payable to Licensor may not be reduced to less than fifty percent (50%) of that provided for in paragraph 3.1.6 of this
         Agreement:

                  (A) By multiplying the net selling price of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty-paying period in question, of the Licensed Product sold separately, and B is the gross selling price during the royalty period in question, of the other active products sold separately; or

                  (B) If no separate sales are made of the Licensed Product or any of the active products in such combination package during the royalty-paying period in question, Net Sales for the purposes of determining royalty payments, must be calculated by dividing the net selling price of the combination by the number of functions performed by the combination sold where such combination contains active agents other than those licensed under this Agreement.

3.4 REDUCED RATE. To the extent Licensee or any Affiliate of Licensee is required, by order or judgment of any court to obtain in any jurisdiction any license from a third party in order to practice the rights purported to be granted to Licensee by Licensor hereunder under issued patents in such jurisdiction, then up to fifty percent (50%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to Licensor hereunder, provided that in no event shall the aggregate royalties payable to Licensor in any semiannual period in such jurisdiction be reduced by more than fifty percent (50%) as a result of any such deduction, provided further that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods.

          ARTICLE 4 -- ROYALTY REPORTS, PAYMENTS AND FINANCIAL RECORDS

4.1 ROYALTY REPORTS. Following the First Commercial Sale of a Licensed Product, within 45 days after March 31, June 30, September 30 and December 31 of each year in which this Agreement is in effect, Licensee shall deliver to Licensor full, true and accurate reports of its activities and those of its Affiliates or Sublicensee(s), if any, relating to this Agreement during the preceding three month period. These reports must include at least the following:

                  (A) Number of Licensed Products manufactured and sold by Licensee, and any Affiliates or Sublicensees, in each country of the Territory;

                  (B)      Total billings for the Licensed Products sold;

                  (C)      Deductions applicable to determining Net Sales;

                  (D) The nature and amount of Sublicensing or Partnering Income received under Article 3.1.6 and 3.1.6 by Licensee; and

                  (E)      Total royalties due to Licensor.

         With each report, Licensee shall pay to Licensor the royalties due and payable. If no royalties are due, Licensee shall so report. If multiple Licensed Products are covered by the license granted under this Agreement, Licensee shall separately identify each Licensed Product in the royalty report and specify which patents/application within the Patent Rights are used for each Licensed Product.

4.2      RECORD KEEPING.

         4.2.1 BOOKS AND RECORDS. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, true books of account containing an accurate record (together with supporting documentation) of all data necessary for determining the amounts payable to Licensor. Licensee shall keep such records at its principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates and shall require its Affiliates and Sublicenses to keep their books and records in the same manner.

         4.2.2 INSPECTIONS. In order for Licensor to determine the correctness of any report or payment made under this Agreement, upon reasonable notice to the Licensee, Licensee shall make its records available to Licensor for inspection upon reasonable notice to the Licensee, for a period of three
                  (3) years following the end of the calendar year to which they pertain. Licensee shall also require any Affiliates or Sublicensees to make their records available for inspection by Licensor, in the same manner as provided in this paragraph 4.2.2.

                  Licensor may inspect the records during regular business hours by a certified public accountant selected by Licensor and reasonably acceptable to the licensed entity whose records are being inspected. In conducting inspections under this paragraph 4.2.2, Licensee agrees that Licensor's accountant may have access to all records which Licensor reasonably believes to be relevant to calculating royalties owed to Licensor under Article 3.

                  Licensor is responsible for the cost of any inspection, unless the examination shows an underreporting or underpayment by any entity in excess of five percent (5%) for any twelve month period, in which case Licensee shall pay the cost of the inspection as well as any additional sum that would have been payable to Licensor had the Licensee reported correctly, plus interest as set forth in Section 4.5.

4.3 FORM OF PAYMENTS AND TAXES. Licensee must make all payments to be made to Licensor in Boston, Massachusetts, or at such other place or in such other way as Licensor may reasonably designate. Payments must be paid by check or wire transfer.

         Licensee shall pay all amounts payable to Licensor under this Agreement in United States funds without deduction for taxes, exchange, collection or other charges that may be imposed by any country or political subdivision with respect to any amounts payable to Licensor under this Agreement. Licensee is responsible for paying, or ensuring payment of, such taxes, exchange, collection or other charges.

4.4 CURRENCY CONVERSION. If any currency conversion is required in connection with any payment owed to Licensor, the conversion will be made at the buying rate for the transfer of such other currency as quoted by the Wall Street Journal on the last business day of the applicable accounting period in the case of any payment payable with respect to a specified accounting period or, in the case of any other payment, the last business day before the date the payment is due.

4.5 INTEREST. Any payment owed to Licensor under this Agreement that is not made when due will accrue interest beginning on the first day following the due date specified in Article 3. The interest will be calculated at the annual rate of the sum of (a) three percent (3%) plus (b), the prime interest rate quoted by Fleet Bank on the date the payment is due, the interest being compounded on the last day of each calendar quarter. However, the annual rate may not exceed the maximum legal interest rate in Massachusetts. The payment of interest as required by this Section does not foreclose Licensor from exercising any other rights or remedies it has as a consequence of the lateness of any payment.

             ARTICLE 5 -- ARTICLE 5 - OPERATIONS UNDER THE LICENSE

5.1      DUE DILIGENCE

         5.1.1 GENERAL OBLIGATIONS. Licensee shall use commercially reasonable efforts to bring one or more Licensed Products to the marketplace as soon as reasonably practicable, through a diligent and aggressive program of development, production and distribution. Such efforts must not be less than the efforts expended by Licensee in connection with its other high priority projects. After commercialization, Licensee shall continue active and diligent efforts to keep Licensed Products available to the public.

         5.1.2 DEVELOPMENT PLAN. Within ninety (90) days after the Effective Date, Licensee shall provide Licensor with a written development plan that describes Licensee's plan for bringing the Subject Technology to practical application ("Development Plan"). The Development Plan must set forth the particular Licensed Products and practical applications of Licensed Products that Licensee initially intends to develop, cite Licensee's specific goals and objectives for the ensuing year for developing or commercializing the Licensed Intellectual Property. The outline must include actual or projected financial resources or strategic alliances that will be required to meet such objectives together with a timeline for meeting such specific goals and objectives.

         5.1.3 SPECIFIC DILIGENCE BENCHMARKS. Licensee, its Affiliates or its Sublicensees shall diligently pursue the following specific effort and achievement benchmarks ("Specific Diligence Benchmarks") by the dates specified in the following table:

-------------------------------- --------------------------------------------------------------
      SPECIFIC DILIGENCE
          BENCHMARKS                                         DATE
-------------------------------- --------------------------------------------------------------
   IND Filing                       Within six (6) Months of License Execution
-------------------------------- --------------------------------------------------------------
   Initiation of Phase I            Within three (3) Months of IND Approval
   Clinical Trial
-------------------------------- --------------------------------------------------------------
   Filing of NDA                    Within six (6) Months of Completion of Data Analysis of
                                    Pivotal Trial
-------------------------------- --------------------------------------------------------------

                  For purposes of this paragraph 5.1.3, Licensor will consider efforts of an Affiliate or Sublicensee as efforts of Licensee.

         5.1.4 ADJUSTMENTS TO SPECIFIC DILIGENCE BENCHMARKS. In the event that, despite the diligent efforts of Licensee, Licensee fails to meet or expects to fail to meet any of the Specific Diligence Benchmarks set forth above in section 5.1.3, and can provide to Licensor reasonable evidence of its diligent efforts as well as a reasonable alternative plan for the meeting of these development benchmarks, upon written request of Licensee, the Parties shall negotiate, in good faith, revised Specific Diligence Benchmarks which shall be incorporated in this Agreement by amendment.

         5.1.5 DEVELOPMENT AND COMMERCIALIZATION REPORTS. On or before each anniversary of the Effective Date, Licensee shall provide to Licensor a written report describing the efforts by Licensee, or any Affiliates or Sublicensees, to bring one or more Licensed Products to the marketplace. The report must be in sufficient detail to permit Licensor to monitor Licensee's compliance with the due diligence provisions of this Agreement.

                  Licensee shall include at least the following in these reports: (a) a summary of Licensee's progress toward meeting the goals and objectives that had been established for the previous year; (b) a summary of Licensee's goals and objectives for the ensuing year for developing and commercializing a Licensed Product including an identification of any additional Licensed Products that Licensee intends to develop; and (c) if applicable, (i) a summary of those unmet goals and objectives from the previous year, and an explanation for the failure to meet such goals and objectives and (ii) a summary describing the corrective steps the Licensee intends to take with respect to the aforementioned unmet goals and objectives.

         5.1.6 FAILURE TO PERFORM. Licensee's failure to perform with any due diligence requirement provided in Sections 5.1.1, 5.1.2 and
                  5.1.5 or in the event that the parties cannot, in good faith, agree on revised Specific Diligence Benchmarks as provided for in Section 5.1.4, shall be grounds for Licensor to terminate this Agreement according to Section 8.2.3

5.2 U.S. MANUFACTURE. Licensee shall manufacture Licensed Products leased, used or sold in the United States substantially in the United States as required by 35 U.S.C. 204 and 37 C.F.R. 401 et. seq., as amended. Licensee shall also require any Affiliate(s) or Sublicensee(s) to comply with this U.S. manufacture requirement.

         If Licensee provides reasonable evidence to Licensor that domestic manufacture of a Licensed Product is not commercially feasible, at Licensee's request, Licensor will cooperate with Licensee to seek a waiver from the United States government with respect to the United States manufacture requirement. If a waiver is to be sought, Licensee shall provide Licensor with the required information, prepare the initial paperwork necessary for applying for or obtaining the waiver and bear all costs associated with the waiver process. Licensee acknowledges that Licensor can not guarantee that a waiver can or will be obtained.

5.3 OTHER GOVERNMENT LAWS. Licensee shall comply with, and ensure that its Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Licensed Products. These include but are not limited to FDA statutes and regulations, the Export Administration Act of 1979, as amended, codified in 50 App. U.S.C. 2041 et seq. and the regulations promulgated thereunder or other applicable export statutes or regulations.

5.4 PATENT MARKING. Licensee shall mark, and shall require its Sublicensees and Affiliates to mark, all Licensed Products sold in the United States with the word "Patent" and the number or numbers of the issued patent(s) applicable to the Licensed Product.

5.5 PUBLICITY; USE OF NAME. Nothing contained in this Agreement shall be construed as granting any right to the Licensee or its Affiliates or Sublicensees, if any, to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Licensor or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Licensor, provided, however, that Licensor acknowledge and agree that the Licensee may use the names of Licensor and the names of the Inventors in various documents used by the Licensee for capital raising and financing without such prior written consent or where the use of such names shall be otherwise required by law.

      ARTICLE 6 -- PATENT PREPARATION, FILING, PROSECUTION AND MAINTENANCE

6.1 RESPONSIBILITY. The Licensee, is responsible for preparing, filing, prosecuting and maintaining the patent applications and patents included within the Patent Rights and for paying all associated costs. For purposes of this Agreement, patent prosecution includes ex parte prosecution, interference proceedings, reissues, reexaminations and oppositions. The Licensee shall provide, or cause its agent to provide, copies of relevant correspondence between the Licensee and the United States Patent Office or the various foreign patent offices and give Licensor reasonable opportunity to advise the Licensee or it's counsel on such matters. Licensor designates the following individual or department for receiving the patent-related correspondence.

         Patent Counsel
         Office of Patent Counsel
         Dana-Farber Cancer Institute
         44 Binney Street
         Boston, MA  02115

         Upon Licensor's request, the Licensee shall be available to consult with Licensor on matters relating to preparing, filing, prosecuting or maintaining any of the applications or patents within Patent Rights. The Licensee, acting reasonably, shall consider the legitimate interests of Licensor in performing its responsibility under this
         Section 6.1. Licensee designates the following individual or department to receive such requests from Licensor.

         [INSERT INDIVIDUAL OR DEPARTMENT HERE]

6.2 COOPERATION. Licensor shall cooperate with the Licensee in preparing, filing, prosecuting and maintaining the patent applications and patents within Patent Rights. The Parties shall provide prompt notice to each other of any matter that comes to their attention that may affect the patentability, validity or enforceability of any patent application or patent within Patent Rights.

6.3 RELINQUISHING RIGHTS. . If Licensee elects not to prepare, prosecute, and/or maintain any patents or patent applications in any country in the world Licensee shall give Licensor ninety (90) days advance written notice; relinquish responsibility for prosecution of said application or patent; and surrender its license under such patent application or patent. However, if Licensee is surrendering any patent or application within Patent Rights on which an interference proceeding or opposition has been declared or filed, the notice period is one hundred and eighty
         (180) days. Thereafter, Licensee will have no further obligation to pay any royalties or other payments under this Agreement with respect to any such country including without limitation patent expenses for the patents or patent applications that it surrendered, but excluding any accrued but unpaid royalties and/or expenses owed to the Licensor as of the date of the relinquishment of such rights.

6.4 PROSECUTION BY LICENSOR. Licensor shall thereafter have the right, but not any obligation, to prosecute, obtain issuance of, and/or maintain such patent or patent application relinquished by Licensee in such country at its own cost, and any such applications and resultant patents shall not be subject to this Agreement.

          ARTICLE 7 -- ARTICLE 7 - PATENT INFRINGEMENT AND ENFORCEMENT

7.1 The Licensee and Licensor shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the Patent Rights and provide such other party with any available evidence of such infringement.

7.2 During the term of this Agreement, the Licensee shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights. Before Licensee commences any legal proceeding with respect to the infringement, Licensee shall consider in good faith the views of Licensor. In furtherance of such right, Licensor hereby agrees that the Licensee may join Licensor as a party in any such suit if required by law, at Licensee's expense. No settlement, consent judgment or other voluntary final disposition of any such suit which would adversely affect the rights of Licensor may be entered into without the consent of Licensor, which consent shall not be unreasonably withheld.

7.3 In the event that a claim or suit is asserted or brought against the Licensee alleging that the manufacture or sale of any Licensed Product by the Licensee, an Affiliate of the Licensee, or any sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Licensee shall give written notice thereof to the Licensors. The Licensee may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion. Otherwise, the Licensee shall have the right, but not the obligation to defend any such claim or suit. Licensee shall NOT enter into any settlement, consent judgment or other voluntary final disposition of any action under this Section 7.3 that adversely affects DFCI without the consent of DFCI, which consent shall not be unreasonably withheld, unless, the settlement includes any express or implied admission of liability or wrongdoing on DFCI's part, in which case DFCI's right to grant or deny consent is absolute and at its sole discretion. In the event the Licensee elects not to defend such suit, the Licensor shall have the right, but not the obligation to do so at its sole expense.

7.4 Any recovery of damages pursuant to paragraph 7.3 above in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of either party relating to the suit and then to Licensor for any royalties credited in accordance with paragraph
         7.5. The balance remaining from any such recovery shall be shared by Licensor and the Licensee in accordance with Paragraph 3.1.6 hereof.

7.5 The Licensee may credit up to fifty percent (50%) of any litigation costs incurred by the Licensee in any country pursuant to this Article 7 and up to 50% of all amounts paid in judgment or settlement of litigation within this Article 7 scope of against royalties thereafter payable to the Licensors hereunder for such country and apply the same toward one-half of its actual, reasonable out-of-pocket litigation costs. If one-half of such litigation costs in such country exceeds 50% of royalties payable to the Licensors in any year in which such costs are incurred than the amount of such costs, expenses and amounts paid in judgment or settlement, in excess of such 50% of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

7.6 Action at Request of Licensor. Licensor may request that Licensee to take steps to protect the Patent Rights from an apparent infringement. Licensee shall notify Licensor, within 90 days of receiving a written request from Licensor, of action it intends to take, if any, to compel termination of the alleged infringing action or to initiate legal proceedings against the alleged infringer.

7.7 Licensor independently has the right to join any legal proceeding brought by Licensee under this Section 7and fund up to 50% of the cost of the legal proceeding from the date of joining. If Licensor elects to join as a party plaintiff pursuant to this paragraph 7.3, Licensor may jointly participate in the action with Licensee, but Licensee's counsel will be lead counsel.

7.8 If within six (6) months after receiving notice of any alleged infringement, the Licensee shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if the Licensee shall notify Licensor, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, Licensor shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights, and Licensor may, for such purposes, join the Licensee as a party plaintiff. The total cost of any such infringement action commenced solely by Licensor shall be borne by Licensor and any amounts paid by third parties shall be distributed as described in paragraph 7.4 above.

7.9 SETTLEMENT. Regardless of whether Licensee is joined in any legal proceeding initiated by Licensor, no settlement, consent judgment or other voluntary final disposition of the legal proceeding may be entered into without the consent of Licensor.

7.10 In any suit to enforce and/or defend the Patent Rights pursuant to this License Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

                       ARTICLE 8 -- TERM AND TERMINATION

8.1 TERM. Unless terminated earlier under the provisions of this Agreement, this Agreement will terminate on the expiration date of the last to expire of patents within Patent Rights.

8.2 TERMINATION BY LICENSOR. Licensor has the right to immediately terminate this Agreement and all licenses granted hereunder by providing Licensee with written notice of termination, upon the occurrence of any of the following events:

         8.2.1 Licensee ceases to carry on its business with respect to Licensed Products.

         8.2.2 Licensee fails to pay on schedule any royalty or other payment that has become due and is payable under Articles 3 or 4 of this Agreement and has not cured the default by making the required payment, together with interest due, within 30 days of receiving a written notice of default from Licensor requesting such payment.

         8.2.3 Licensee fails to meet any of the due diligence requirements set forth in Article 5 unless Licensee has cured the default by meeting the obligation within thirty (30) days of receiving written notice of default from Licensor.

         8.2.4 Licensee is convicted of a felony relating to the manufacture, use, sale or importation of Licensed Products.

         8.2.5 Licensee materially breaches any other provision of this Agreement, unless Licensee has cured the breach within 90 days of receiving written notice from Licensor specifying the nature of the breach.

         8.2.6 Licensor shall have the right, at its option, to cancel and terminate this Agreement in the event that Licensee shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for Licensee and Licensee shall, after the expiration of thirty
                  (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings. In the event of termination of this Agreement, all rights to the Subject Technology shall revert to Licensor.

8.3 TERMINATION BY LICENSEE. Licensee has the right to terminate this Agreement without cause by giving Licensor ninety (90) days prior written notice.

8.4      EFFECT OF TERMINATION.

         8.4.1 NO RELEASE. Upon termination of this Agreement for any reason, nothing in this Agreement may be construed to release either Party from any obligation that matured prior to the effective date of the termination.

         8.4.2    SURVIVAL. The provisions of Section 3.1.1 (patent expenses)
                  Article 4 (Royalty Reports, Payments and Financial Records),
                  Section 5.5 (Use of Names; Publicity), paragraph 8.4.3 (Inventory), Sections 9 (Indemnification, Defense and Insurance), Article 10 (Warranty Disclaimers) and Article 12 (Dispute Resolution) survive termination of this Agreement.

         8.4.3 INVENTORY. Licensee, any Affiliate(s) and any Sublicensees whose sublicenses are not converted as provided in paragraph 8.4.4, may, after the effective date of termination, sell all Licensed Products that are in inventory as of the date of written notice of termination, and complete and sell Licensed Products which the licensed entity(ies) can clearly demonstrate were in the process of manufacture as of the date of written notice of termination, provided that Licensee shall pay to Licensor the royalties thereon as required by Article 3 and shall submit the reports required by Article 4 on the sales of Licensed Products.

         8.4.4 SUBLICENSES. Any sublicenses will terminate contemporaneously with this Agreement. However, any Sublicensee not in default under its sublicense may request conversion of the sublicense to a license directly between DFCI and Sublicensee. DFCI shall not unreasonably withhold its acceptance of such conversion, however, as a condition of DFCI's acceptance, the Sublicensee must first agree to be bound by all of the provisions of this Agreement.

         8.4.5 INFORMATION. Upon termination of the Agreement under the provisions of Section 8.2, Licensee agrees to provide Licensor with a copy of all data, including such data generated during a clinical trial, produced during the term of this Agreement, and to grant to Licensor the exclusive license to use such data in exchange for a continuing royalty equal to one percent (1%) of Net Sales or other royalty and non-royalty compensation received by Licensor of any Licensed Product that is subsequently sold by Licensor if such termination occurs after the completion of a Phase I clinical trial or two percent (2%) of Net Sales or other royalty and non-royalty compensation received by Licensor of any Licensed Product that is subsequently sold by Licensor if such termination occurs after the initiation of a Phase II clinical trial. Uses may include, but are not limited to, regulatory filings, patent filings and publications.

              ARTICLE 9 -- INDEMNIFICATION, DEFENSE AND INSURANCE

INDEMNIFICATION AND DEFENSE.

9.1 Licensee shall indemnify, defend and hold harmless Licensor and its trustees officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by Licensee or by a Sublicensee, Affiliate or agent of Licensee, or any product, process or service relating to, or developed pursuant to, this Agreement or (b) arising out of any other activities to be carried out pursuant to this Agreement.

9.2 Licensee's indemnification under Section 9.1(a) applies to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. Licensee's indemnification under 9.1(b) does not apply to any liability, damage, loss or expense to the extent that it is attributable to (a) the negligent activities of the Indemnitees, or (b) the intentional wrongdoing or intentional misconduct of the Indemnitees.

9.3 If any such action is commenced or claim made or threatened against Licensor or other Indemnitees as to which Licensee is obligated to indemnify it (them) or hold it (them) harmless, Licensor or the other Indemnitees shall promptly notify Licensee of such event. Licensee shall assume the defense of, and may settle, that part of any such claim or action commenced or made against Licensor (or other Indemnitees) which relates to Licensee's indemnification and Licensee may take such other steps as may be necessary to protect it. Should it become necessary as a result of a conflict of interests for the Licensor to obtain separate counsel to represent Licensor in any such action, then Licensee, at its sole cost, shall provide counsel reasonably acceptable to the Licensor. In all cases, choice of counsel shall be reasonably acceptable to Licensor. Licensee will not be liable to Licensor or other Indemnitees on account of any settlement of any such claim or litigation affected without Licensee's consent. The right of Licensee to assume the defense of any action is limited to that part of the action commenced against Licensor and/or Indemnitees that relates to Licensee's obligation of indemnification and holding harmless.

9.4 Licensee shall require any Affiliates or Sublicensee(s) to indemnify, hold harmless and defend Licensor under the same terms set forth in Sections 9.1 - 9.3.

INSURANCE.

9.5 At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance must provide (a) product liability coverage and (b) contractual liability coverage for Licensee's indemnification under Sections 9.1 through 9.3 of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to the Licensor and the Licensor's associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of Licensee's liability with respect to its indemnification obligation under Sections 9.1 through
         9.3 of this Agreement.

9.6 Licensee shall provide Licensor with written evidence of such insurance upon request of Licensor. Licensee shall provide Licensor with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Licensor has the right to terminate this Agreement effective at the end of such fifteen (15) day period without any notice or additional waiting periods.

9.7 Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (b) a reasonable period after the period referred to in 9.7(a) above which in no event shall be less than fifteen (15) years.

9.8 Licensee shall require any Affiliates or Sublicensee(s) to maintain insurance in favor of Licensor and the Indemnitees under the same terms set forth in Sections 9.5 - 9.7.

                     ARTICLE 10 -- DISCLAIMER OF WARRANTIES

10.1 LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

10.2 LICENSOR DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY LICENSEE, AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS.

10.3 THE LIABILITY OF LICENSOR THEIR AGENTS, OR THEIR EMPLOYEES, WITH RESPECT TO ANY AND ALL SUITS, ACTIONS, LEGAL PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS AND EXPENSE ARISING OUT OF THE PERFORMANCE OR NON PERFORMANCE OF ANY OBLIGATION UNDER THIS AGREEMENT WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY, STATUTORY OR OTHERWISE SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES INCURRED AS A RESULT OF LICENSOR'S FAILURE TO PERFORM ITS OBLIGATIONS AS REQUIRED BY THIS AGREEMENT AND SHALL NOT EXCEED IN THE AGGREGATE A SUM EQUAL TO THE TOTAL AMOUNTS PAYABLE TO LICENSOR UNDER THIS AGREEMENT.

                             ARTICLE 11 -- NOTICES

11.1 NOTICES TO LICENSOR. Unless otherwise specified in this Agreement, reports, notices and other communications from Licensee to Licensor as provided hereunder must be sent to:

         Sr. Vice President for Research
         Dana-Farber Cancer Institute
         44 Binney Street
         Boston, MA 02115

A copy of the notice must also be sent to:

         Vice President,
         Office of Research & Venture Technology
         Dana-Farber Cancer Institute
         44 Binney Street
         Boston, MA 02115

or other individuals or addresses as Licensor subsequently furnish by written notice to Licensee.

11.2 NOTICES TO LICENSEE. Unless otherwise specified in this Agreement, reports, notices and other communications from Licensor to Licensee as provided hereunder must be sent to:







or other individuals or addresses as Licensee may subsequently furnish by written notice to Licensor.

                        ARTICLE 12 -- DISPUTE RESOLUTION

12.1 NEGOTIATION BETWEEN THE PARTIES. The parties shall first attempt to resolve any controversy that arises from this Agreement, or claim for breach of the Agreement, by good faith negotiations, first between their respective business development representatives and then, if necessary, between senior representatives for the parties, such as the Sr. Vice President for Research or President of Licensor and the President of Licensee.

12.2 Any dispute arising from or relating to this Agreement shall be determined before a tribunal of three arbitrators in Boston, Massachusetts in accordance with the rules of the American Arbitration Association. One arbitrator shall be selected by the Licensors, one arbitrator shall be selected by the Licensee and the third arbitrator shall be selected by mutual agreement of the first two arbitrators.

12.3 Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder shall be resolved in any court having jurisdiction thereof.

12.4 In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, enforceability, or infringement of any patent contained in the Patent Rights licensed hereunder, in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

12.5 The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the Arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

                         ARTICLE 13 -- CONFIDENTIALITY

13.1 Except as otherwise provided in Paragraph 13.2 below, during the Term of this Agreement and for a period of five (5) years from the Effective Date of this Agreement, Licensee agrees to use reasonable efforts not to disclose to third parties any Confidential Information of Licensor. Licensee shall restrict the dissemination of Licensor's Confidential Information to employees, agents, or collaborators involved with the research based on the need to know for the performance of research.

13.2 Information received from Licensor hereto shall not be deemed Confidential Information, and Licensee will have no obligation with respect to such information:

         13.2.1 which, as of the effective date of this Agreement, is part of the public domain;

         13.2.2 which subsequently becomes part of the public domain through no fault of the Licensee;

         13.2.3 which the Licensee can show was in its possession, as evidenced by written records kept in the ordinary course of business or by the proof of actual use at the time of executing this Agreement, and which information had not been wrongfully acquired, directly or indirectly, from the Licensor;

         13.2.4 which is subsequently disclosed to the Licensee by a third party not in violation of any right of, or obligation to, the Licensor hereto; or

         13.2.5 is required to be disclosed by operation of law, provided that the Licensor has received advanced notice of the proposed disclosure by the Licensee;

         13.2.6 Except by the Licensor's express written approval that Confidential Information can be released from obligations of confidentiality

                      ARTICLE 14 -- INDEPENDENT CONTRACTOR

For the purpose of this Agreement and all services to be provided hereunder, both parties are and will be deemed to be, independent contractors and not agents or employees of the other. Neither party has authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

                           ARTICLE 15 -- SEVERABILITY

If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

                            ARTICLE 16 -- ASSIGNMENT

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other which consent shall not be unreasonably withheld. Any such purported assignment, without the written consent of the other party, shall be null and of no effect. Notwithstanding the foregoing, the Licensee may assign this Agreement (i) to a purchaser, merging or consolidating corporation, or acquirer of substantially all of the Licensee's assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time, or (ii) to an Affiliate of the Licensee.

                         ARTICLE 17 -- ENTIRE AGREEMENT

This instrument contains the entire Agreement between the parties. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties either before or after the execution of this Agreement may affect or modify any of the terms or obligations herein contained.

                     ARTICLE 18 -- MODIFICATIONS IN WRITING

No change, modification, extension, or waiver of this Agreement, or any of the provisions herein contained is valid unless made in writing and signed by a duly authorized representative of each party.

                          ARTICLE 19 -- GOVERNING LAW

The validity and interpretation of this Agreement and the legal relations of the parties to it are governed by the laws of the State of Massachusetts without regard to any choice of law principal that would dictate the application of the law of another jurisdiction.

                             ARTICLE 20 -- CAPTIONS

The captions are provided for convenience and are not to be used in construing this Agreement.

                           ARTICLE 21 -- CONSTRUCTION

The parties agree that they have participated equally in the formation of this Agreement and that the language herein should not be presumptively construed against either of them.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in quadruplicate by their duly authorized representatives as of the date first above written.


DANA-FARBER CANCER INSTITUTE, INC.           HUDSON HEALTH SCIENCES, INC.

By:      /s/ Anthony A. Del Campo            By:      /s/ Michael Weiser
         -----------------------------                --------------------------

Title:   Vice President                      Title:   President
         -----------------------------                --------------------------

Date:    December 19, 2002                   Date:    December 19, 2002
         -----------------------------                --------------------------


ASH STEVENS, INC.

By:       /s/  [signature illegible]
          ----------------------------

Title:   President and CEO
         ----------------------------

Date:    December 16, 2002
         ----------------------------

                                   SCHEDULE 1

                                  Patent Rights

1. United States Patent No. 4,767,761 (DFCI #111) entitled "Ornithine Derivatives and their Use as Methotrexate Resistant Cell Inhibitors.

2. United States Provisional Patent Application, Serial No. 60/376,615, (DFCI #774) entitled "Pharmaceutically Active Ornithine Derivatives, Ammonium Salts Thereof and Methods of Making Same" filed April 30, 2002.